EXHIBIT 770
     Rule 10f-3, under the Investment Company Act of 1940 provides a limited exemption from section 10(f) of the Act, provided that all transactions effected pursuant to the rule are reported on form N-SAR. For the period ending November 30, 1999, American Century World Mutual Funds,Inc. effected five (5) transactions pursuant to the rule. The attached exhibit sets forth the following information required by Sub-Item 770 of form N-SAR: (i) from whom the securities were acquired - <See Attachment A> (ii) the terms of the transaction - <See Attachment A> (iii) the information or materials upon which the determination described in paragraph (b)(10)(iii), formerly paragraph (h)(3), of Rule 10f-3 was made - The funds' adviser provides quarterly reports to the funds' Board of Directors which include: the information in <Attachment A> and a representation by management that it performed procedures to determine compliance with the rule, and that any additional supporting documentation the Board may require will be made available upon its request.

     Fund Issuer Ticker Principal Amount Amount PurchaseTrade$DatePrice Underwriter Underwriting Spread Global Growth WIT Capital WITC $78,660,000 $450,000.00 06/04/1999 $9.0000 BEAR 7.000% USD $0.630 Global Growth Juniper
Networks  JNPR $  187,680,000  $129,200.00  06/24/1999  $34.0000 GSCO 7.000% USD
$2.380 Global Growth Foundry Networks Inc FDRY $143,750,000 $145,000.00 09/28/1999 $25.0000 DBKS 7.000% USD $1.750 Intl Growth Nippon Telegraph & Telephone Co9432.T 1,586,032,000,000 1,254,498,000 11/08/1999 1,666,000 GSCO
1.650% JPY 27,489 Global Growth Finisar FNSR $ 176,795,000  $1,900.00 11/11/1999
$19.0000 SNDV 7.000% USD $1.330 (split order) $96,900.00 MERR